COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

1.	INTRODUCTION

The Responsible Investment Proxy Voting Policy (“Policy”) applies to all Directors and employees of Columbia Threadneedle Investments (“Firm”) that support the following legal entities, which have adopted this Policy:

●	Threadneedle Asset Management Ltd.

●	Columbia Threadneedle Management Ltd.

●	Columbia Management Investment Advisers, LLC

●	Threadneedle Investments Services Ltd.

●	Columbia Wanger Asset Management, LLC

●	Threadneedle International Ltd.

●	Threadneedle Management Luxembourg S.A.

●	Threadneedle Investments Singapore (PTE.) Ltd.

●	Columbia Threadneedle Netherlands B.V.

●	Columbia Threadneedle (EM) Investments Limited

Employees must ensure that the necessary actions required to comply with this Policy are implemented and executed.

The objectives of this Policy are to:

●	Reinforce the Global Proxy Voting Framework (“Framework”) and process for the Firm’s voting;

●	Ensure proxies are voted in the best economic interest of clients;

●	Address material conflicts of interest that may arise;

●	Comply with disclosure and other requirements in connection with its proxy voting responsibilities; and

●	Set the requirements and expectations for those individuals and groups involved in the Firm’s proxy voting process globally, including to meet regional regulatory requirements.

Please see Appendix A for a set of defined terms used in this Policy.

2.	PURPOSE

This Policy was created to ensure knowledge of and compliance with the Framework and associated regional regulatory requirements. This Policy outlines our approach to and implementation of proxy voting by our Responsible Investment (“RI”) Team (defined below). The Policy applies globally to all Columbia Threadneedle Investments client accounts to the extent agreed upon and/or permissible. It also outlines our approach to proxy voting on behalf of reo® clients1 and is supplemented by the Responsible Investment Engagement Policy.

[1]	reo® is a pooled service that allows investors to receive engagement, and proxy voting where selected, on equity and corporate bond holdings, independent from portfolio management services received either from third party asset managers or Columbia Threadneedle Investments.

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

3.	BACKGROUND

This document outlines the principles as well as the roles and responsibilities for all employees whose role involves interactions with the global proxy voting process.

The Firm needs to fulfil fiduciary responsibilities in terms of how proxies for companies in their portfolios are voted. The Firm must act in the best interests of any account to which it provides portfolio advisory services, including investment funds or separately managed accounts (together “Portfolios”). Since a client is the beneficial owner of its portfolio securities, the Firm, acting on the client’s behalf, has the right and the obligation to vote proxies relating to the client’s portfolio securities subject to any practical limitations or exceptions (including, for example, because a client has opted not to delegate voting discretion to the Firm, due to technical or administrative issues, share blocking, option rights, or other exception or market-specific issues). Subject to specific direction from the client, the Firm will vote proxies related to each Portfolio’s securities in a manner it determines to be in the best interests of each Portfolio. The Firm may determine that what is in the best interest may differ by client due to differences in investment objectives, different applicable regulatory requirements, or other reasons. For example, with respect to ERISA accounts, there is typically an affirmative obligation to vote proxies for an ERISA account for all votes with a discernible economic benefit, unless the client expressly retains proxy voting authority.

[While the Firm will make reasonable efforts to vote securities on behalf of clients, voting proxies of companies in certain jurisdictions may involve greater effort and cost due to the variety of regulatory schemes and corporate practices. Certain countries require securities to be blocked prior to a vote. The Firm typically will not vote securities in shareblocking countries as the need for liquidity outweighs the benefit of voting. There may also be additional costs associated with voting in certain countries such that the Firm may determine that the cost of voting outweighs the potential benefit.]

[Some of the Firm’s clients may participate in securities lending programs. In these situations, in which the Firm is responsible for voting a client’s proxies, the Firm will work with the client to determine whether there will be situations in which securities loaned out under these lending arrangements will be recalled for the purpose of exercising voting rights. In certain circumstances securities on loan may not be recalled due to clients’ preferences or due to circumstances beyond the control of the Firm.]

4.	GLOBAL PROXY VOTING PROCESS

Effective 2023, the Firm exercises Portfolio votes at investee company meetings through the global proxy voting process, other than where a client mandate specifies the use of a specific alternative proxy voting policy.

5.	GLOBAL PROXY VOTING FRAMEWORK

5.1. CORPORATE GOVERNANCE GUIDELINES

The Guidelines set out our expectations of investee companies in terms of good governance and guide how we vote securities of, and (where applicable) engage, in relation to proxy voting, on environmental, social and governance matters with, investee companies. These address matters

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

related to topics such as shareholder rights, boards of directors, corporate governance, compensation, capital management, environmental, social and governance practices and certain other matters. Corporate governance has particular importance to us in this context, which reflects our view that well governed companies are better positioned to manage the risks and challenges inherent in business and to capture opportunities that help deliver sustainable growth and returns for our clients.

The Guidelines outline the Firm’s expectations of good practice for items that appear most frequently in proxy voting resolutions at shareholder meetings and reflect how the Firm is likely to vote. Where a company’s practices fall short of these expectations, the Firm is likely to oppose the resolution, either through a vote against or an abstention depending upon the severity of our concerns.

The Guidelines are applied globally save to the extent that one or more legal entities within the Firm are required for some or all their client portfolios to apply an alternative set of guidelines to the Guidelines, or otherwise determine that such alternative should be applied to these portfolios in client best interests.

The Firm is also sensitive to governance practices and norms in local markets and has developed specific Voting Rules that, whilst derived from the Guidelines, take into account nuances to governance best practice for a number of individual countries or regions that supersede the general guidelines. These market-specific Voting Rules are applied in over 20 jurisdictions. The Firm’s Guidelines and Voting Rules also cover how we vote on shareholder resolutions, investment funds and other investment vehicles such as investment trusts. However, from time to time one or more legal entities within the Firm may vote contrary to one or more other affiliates.

The Guidelines, and any alternative set of guidelines applied for specific client portfolios, are reviewed annually; any changes are proposed by the RI team and approved by the Proxy Working Group and the Governance Committees. Any reference in the remainder of this document to the Guidelines or Proxy Voting Rules shall also be deemed to refer, where applicable, to any alternative applied for specific client portfolios.

5.2. THE FIRM’S GLOBAL CONFLICTS OF INTEREST POLICY – PROXY VOTING

As an asset management business, we seek to act in the best interests of clients when carrying out our investment activities, including Proxy Voting.

Conflicts of interest may arise in our investment activities, and the Firm’s Global Conflicts of Interest Policy – Proxy Voting, an addendum to this Policy, defines how we identify, and manage potential conflicts to serve our clients’ best interests. For purpose of this Policy, a conflict of interest is a relationship or activity engaged in by the Firm or a Firm employee that creates an incentive (or appearance thereof) to favor the interests of the Firm, or the employee, rather than the clients’ interests. A conflict of interest is considered to be “material” to the extent that a reasonable person could expect the conflict to influence the decision on the particular vote at issue.

5.3. STEWARDSHIP CODE STATEMENT

The Firm currently maintains separate Stewardship Code Statement disclosures, but the intention is to align our disclosures in the future.

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

5.4. THE RI TEAM

The RI Team is made up of individuals with corporate governance knowledge who are responsible for the implementation of the Firm’s active ownership approach, including the analysis and instruction of the Firm’s proxies, pursuant to the Global Proxy Voting Model. They utilise specific regional governance expertise and collaborate with Portfolio Managers (“PMs”), Analysts and PWG members (where applicable), factoring in company specific information and engagement context as well as information obtained from outside resources, including one or more third-party research providers to avoid votes against management where possible.2 In addition, designated RI Team members are responsible for undertaking all administrative processes necessary for the timely execution of proxy votes.

The RI Team has primary responsibility for the operation of the Framework and carries out daily and weekly voting workflows to discern what meetings should be manually voted by the RI Team, after consultation with Fundamental Research and Portfolio Management teams, where applicable.

The RI Team liaises with other operational teams within the Firm in relation to the timely on-boarding of Firm and third-party client reo® accounts onto the platform of Proxy Administrator.

The RI Team arranges the delivery of client specific proxy voting reporting for all regions and entities in scope of the global proxy voting process. In addition, the Firm’s votes are disclosed on our vote disclosure websites, as arranged through the Proxy Administrator. Currently, votes are disclosed across the below locations, though the intention is to combine vote disclosure services in the future:

Legacy BMO Global Asset Management: https://vds.issgovernance.com/vds/#/MzY2MA==.

Legacy Columbia Threadneedle Investments: https://vds.issgovernance.com/vds/#/Mjc3NQ==/

Not less frequently than annually, the RI Team will review and propose changes, if any, for approval by the PWG and the Governance Committees, to the Corporate Governance Guidelines.

The RI Team will provide the Proxy Voting Rules, in accordance with the Corporate Governance Guidelines to the Proxy Administrator to use for execution purposes. If the Proxy Administrator requires assistance in interpreting the Proxy Voting Rules or the Proxy Voting Rules are otherwise unclear as to how a particular matter should be voted, then the RI Team will work with the provider to clarify how the matter should be voted by applying the principles and policies underlying our Corporate Governance Guidelines.

The RI Team will consult with PMs and Analysts to obtain direction as to how to vote on a matter in the following circumstances:

●	If the RI Team believes that votes should be executed contrary to the Policy, as executed by the Proxy Administrator, for a matter the PWG has not previously provided direction and the result would be a vote direction not in support of management recommendations; or

[2]	Vote directions may be subject to override by one or more clients of the Firm.

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

●	if the principles and policies underlying our Corporate Governance Guidelines do not clearly provide direction as to how the matter should be voted in circumstances where the Proxy Administrator has referred such vote to the RI team for a decision; or

●	where any vote relates to a ballot forming part of M&A activity or a proxy contest.

The RI Team will escalate votes to the PWG where:

●	consensus on how to vote cannot be achieved by the RI Team through the socialisation of votes with PMs and Analysts; or

●	a vote is considered reputationally or otherwise sensitive to the Firm.

The RI Team maintains a log of Manual Vote Recommendations that are proposed to the PWG for review and approval that includes a rationale for why we are voting, when not in line with the Corporate Governance Guidelines.

5.5. THE PROXY WORKING GROUP

The PWG is established to support, approve, and oversee how each legal entity exercises its voting rights in investee companies through the Global Proxy Voting Framework and ensure they are aligned with clients’ best interests.

The PWG’s full mandate is outlined in the Terms of Reference for the Proxy Working Group but broadly speaking, the PWG includes Regional Representatives and is responsible for:

●	Review and approval of changes to this Proxy Voting Policy proposed by the RI Team;

●	Approval of the Corporate Governance Guidelines and other policies and procedures pertaining to proxy voting corporate governance;

●	Monitor adherence of proxy voting activities to the applicable policies and procedures as evidenced by our Annual Voting Report;

●	Providing direction to the RI Team on how to vote on certain matters, including where votes will not be executed under the Proxy Voting Rules by the Proxy Administrator;

●	Communicating proxy decisions back to the RI Team; and

●	Acting as a focal point to collate regional investment team input and as an escalation point where the RI Team or PMs/Analysts view this as desirable.

5.5.1. THE CHAIR

The PWG Chair maintains the following characteristics and responsibilities:

●	As an individual with Corporate Governance, ESG and other expertise, his or her main responsibility is to be a point of escalation and consultancy for PWG members, in cases where the RI team, PMs and Analysts are unable to reach consensus on a particular vote decision;

●	Where the Chair deems a split vote may have specific reputational or other risks, the Chair can escalate to the Governance Committees;

●	The Chair does not have the authority to enforce a vote recommendation on members of the PWG and for avoidance of doubt, PWG members cannot delegate discretion over votes to the Chair; and

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

●	Coordinate quarterly and ad hoc meetings of the PWG, including at the request of RI Team and PWG members.

5.5.2. INVESTMENT OPERATIONS TEAMS

The Firm’s Investment Operations Teams (where they perform ancillary proxy voting operational functions) perform the following key activities in the global proxy voting process:

●	Advise the RI Team or arrange for the RI Team to be advised of new clients that require on-boarding and clients to be removed from the proxy voting service contemplated in this document; and

●	Notify the Proxy Administrator of reporting requirements as needed from time to time to be set up on its platform and act as a co-ordination point for all reporting received from the Proxy Administrator.

●	To advise the RI Team of specific regulatory changes that may impact the implementation of the Framework.

5.5.3. FUND/PORTFOLIO MANAGERS

PMs perform the following key activities in the global proxy voting process:3

●	Review voting intentions, as set forth in Section 5.6;

●	Highlight/request overrides or manual voting to the RI Team in place of any votes set to be voted by the Proxy Administrator in line with the Proxy Voting Rules;

●	Provide feedback and/or guidance on voting for issues raised to them by the RI Team, PWG and/or Governance Committees; and

●	Review and provide feedback to the RI Team and PWG on the annual review of global proxy process related policies and guidelines.

5.5.4. GOVERNANCE COMMITTEES

The Governance Committees provide oversight of the Framework. The Committees are responsible for supporting, approving, and overseeing the adoption and application of the Firm’s active ownership approach and activities relating to ESG matters (including how each legal entity within the scope exercises voting rights in its investee companies through the Firm’s Global Proxy Voting Framework) and ensuring the approach is aligned with our clients’ best interests. As such, they do not replace, supersede, or nullify the lines of escalation within management of the Firm’s lines of business, any other component of the Firm’s corporate governance (including Board authority), or Ameriprise Financial, Inc. policies and procedures.

The Governance Committees provide the following oversight:

●	Review and approval of the Framework’s related policies and guidelines (see Appendix);

●	Monitor adherence to the Firm’s proxy voting to the policies as evidenced by the Firm’s Annual Voting Report;

[3]	Columbia Wanger Asset Management will not have representation on the PWG but has the ability to override the RI Team’s vote recommendations without the need for further escalation.

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

●	Act as an escalation point for matters where the PWG seeks further guidance on an ad hoc basis and

●	Review and approve RI Team procedures, which reference and are linked to the global proxy voting process.

The Governance Committees approve the delegation of specified responsibilities to the PWG as set out in its terms of reference which they have approved. The Committees also approve any change in the Regional Representatives and ensure the Regional Representatives have the resources and abilities to act in the best interest of clients within their region.

5.6. CATEGORIZATION OF VOTES: EXECUTION & MANUAL VOTING

PMs and Analysts, globally, are furnished with details of vote intentions for all upcoming meetings, pursuant to the application of our Proxy Voting Rules by our Proxy Administrator. Based on this information, PMs and analysts can request overrides of any specific vote intention if they deem it as in one or more clients’ best interests. Any such override is in the first instance referred to the RI Team for review. In the event that consensus cannot be reached on any request vote override, then the matter can be escalated by either the RI Team and/or the PMs and Analysts to the PWG as referenced above in 5.4. In terms of the categorisation of votes, meetings are then defined as either Priority or Non-Priority, based on defined criteria.

All votes are executed in line with the Firm’s Proxy Voting Rules, as coded into the Proxy Administrator’s system. The actions subsequently taken are determined by the prioritisation process.

In the case of Non-Priority meetings, the RI Team maintains the authority to execute votes (subject to override requests), utilising “positive discretion” where applicable as set out below – this mainly relates to referred items and reo® client only meetings. The vast majority of Non-Priority meetings will be voted pursuant to the Firm’s Proxy Voting Rules without additional intervention by the RI Team.

Priority meetings, as derived by the prioritisation process, are analysed by the RI Team. Pursuant to this analysis, the RI Team maintains “positive discretion”, where:

●	The Firm’s Proxy Voting Rules result in a vote recommendation in support of management, to agree with the recommendation and instruct the vote without specific socialisation with PMs and Analysts (although these voting intentions are provided to PMs and Analysts, who may request overrides);

●	The Firm’s Proxy Voting Rules result in a vote recommendation not in support of management, to factor in additional information such as company specific and engagement information to avoid the vote against, without specific socialisation with PMs and Analysts;

●	ISS is unable to discern how to apply the Firm’s Proxy Voting Rules, to analyse the proposal and where the resultant recommendation, from the RI Team, is to support management to apply the vote without specific socialisation with PMs and Analysts; or

The RI Team may also define additional areas of discretion, in collaboration with PMs, Analysts and PWG members from time to time. At all times, PMs and Analysts maintain the ability to request an override of an RI Team decision if they believe a different vote is in a client’s best interest.

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

Where the Firm’s Proxy Voting Rules result in a recommendation that is not in support of management proposals, or a referral is made by the Proxy Administrator to the RI Team, and the RI Team analyses the proposals and confirms/determines that the Manual Vote Recommendation should be against management, the RI Team will:

●	Consult with PMs and Analysts providing the specific rationale for the vote against management and aim to reach consensus for the vote instruction across all PMs and Analysts, unless the issue has been previously covered and documented on the list of voting exceptions for which the RI team can use “positive discretion”;

●	Put forward to the PWG for their review and consultation where a consensus cannot be achieved with PMs and Analysts on how to vote a specific meeting or proposal, to gain consensus or permission on how such vote should be exercised which may include splitting the voting outcomes (including but not limited to for reasons such as differing investment mandates from clients);

○	The RI representative states the voting recommendation arrived at and makes the case to the PWG as to the rationale behind it. The representatives of the PWG are given an opportunity to respond to the assertions made by the RI Team in terms of the rationale behind the vote recommendation. Each PWG consultation must include the Regional Representatives of the Firm for which votes may be exercised at a meeting;

●	Execute the vote in accordance with the wishes of a specific PM, either immediately or as per the consensus achieved during the socialisation of the vote between the RI Team, PMs and Analysts or pursuant to the PWG escalation process; and

●	For avoidance of doubt, the RI Team reserves the right to split votes, as per the PMs wishes, where escalation to the PWG would lead to the untimely execution of votes.

Some PMs may want the RI Team to manually vote all the companies held in their accounts to ensure that a closer look is taken at company resolutions, and where applicable, consult the PM for their opinion on how to vote the resolution. This can occur because not all proxy voting meetings of a fund will be considered a Priority Meeting. Nonetheless, where an all-fund review is requested by a particular PM, this will be incorporated into the vote categorisation process, such that all meetings for that fund will be flagged as a Priority Meeting.

As part of the foregoing, the scope for conflicts and abuse in related party transactions is a potentially significant issue. Such concerns can arise in relation to individual transactions or from the number, nature or pattern of them. Alongside appropriate procedures to identify and manage conflicts of interest, the Firm seeks to maintain a robust, independent process for reviewing, approving and monitoring related party transactions (both individual transactions and in aggregate), as described in section 5.2 above.

5.7. REGIONAL AUTHORITY FOR MANUAL VOTE RECOMMENDATIONS

Where upon the RI Team’s analysis, a vote instruction that is against management recommendations prevails, a Manual Vote Recommendation will be initially proposed to PMs and Analysts by the RI Team. Where PMs and Analysts agree with the RI Team’s Manual Vote Recommendations, the RI Team will execute the votes as such.

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

Where PMs and Analysts disagree with the Manual Vote Recommendations and make assertions as to why the vote against management should not hold, the RI Team will review the assertions made and if they agree the vote will be executed as such.

Where the RI Team disagrees with the assertions made by the PMs and Analysts or there is a difference of opinion/instruction from two or more PMs and analysts, the RI Team will escalate the vote to the PWG for review and to determine the final voting outcome for specific funds.

For any voting decision or action to apply to legal entities within an operating region the majority in favour of that decision or action must include that region’s representative on the PWG; in which case the PWG’s decision or action in respect of the operating region shall constitute the decision or action of the representative of that region. Where consensus still cannot be achieved, the PWG will decide if escalation to the Chair is necessary.

For votes escalated to the Chair, the Chair will consider all relevant information and assertions made by the RI Team, PMs, Analysts and PWG members and recommend a voting outcome. This will be socialised amongst the parties raising the vote. If a consensus cannot be reached or if the PWG members otherwise decide a split in vote is warranted, such vote will be escalated to the relevant Governance Committee. The Chair does not have the authority to enforce a vote recommendation on the PWG members, who are not permitted to delegate discretion over votes to the Chair.

Where the Chair deems a vote to be particularly sensitive, such that to split the vote may have broader impacts e.g., on the reputation of the Firm, the Chair can escalate the vote to the Governance Committees for further input.

5.8. INDEPENDENT PROXY VOTING ADMINISTRATION

The Proxy Administrator applies the Firm’s Proxy Voting Rules, which reflect our Corporate Governance Guidelines. The Voting Rules are hard coded into the service provider’s system to enable the execution of votes through the Proxy Administrator’s platform. Consequently, this execution process is independent of the RI Team other than, where the Service Provider is unable to discern how to apply our policy and refers a vote to the RI Team for instructions.

When the Proxy Administrator requires guidance in executing our voting directions or in certain other situations in which we would like to further consider how to vote on a matter, the Proxy Administrator consults with the RI Team and obtains instructions on how to proceed. For expediency, this is usually in the form of a ‘refer’ recommendation from the Proxy Administrator on a specific proposal or proposals on an individual company ballot.

The RI Team is independent from any individual investment team within the investment function, reporting directly to the Global CIO. The RI Team documents a rationale for Manual Vote Recommendations that are proposed to PMs, Analysts and the PWG for review and approval as set out above.

5.9. DISCLOSURES – CLIENT, PUBLIC AND REGULATORY

Our regular reporting to clients includes the publication of our vote record and an annual responsible investment report on the Firm’s voting activities with companies and public policy makers.

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

The Firm’s client, public and regulatory proxy voting disclosures are sourced from information maintained by our Proxy Administrator.

5.10. RECORD KEEPING

The Proxy Administrator holds the official book of record for the Firm’s proxy voting (default executed and manual voting).

The Proxy Administrator maintains records in compliance with data retention requirements.

The RI Team maintains a log of those exceptions to default logic voting that includes a rationale for votes against management recommendations and in some other instances.

6.	MONITORING AND REPORTING

Reporting is provided at the request of Investment Operations Teams or counterparts. Reports are automatable and deliverable directly from the Proxy Administrator’s system. Client specific vote reporting can also be provided. All reporting requests should be sent to risupport@columbiathreadneedle.com with 48 hours’ notice. Requests of more than 5 reports should be discussed separately, urgent requests will be accommodated on a best endeavours basis.

7.	EXCEPTIONS / ESCALATIONS

Any exception to this Policy must be approved by the Governance Committees prior to executing the exception. Any unapproved exceptions to this Policy should be escalated immediately to the Governance Committees.

If there is no consensus among all members of PWG (who have been consulted), including pursuant to the escalation to the Chair and the Governance Committees, on how to vote then the RI Team will instruct the exercise of the votes as directed by the Regional Representative of the Operating Region related to those votes.

8.	CROSS-REFERENCES

8.1. Conflicts of Interest Policy – Proxy Voting (see appendix)

8.2. Global Corporate Governance Guidelines

8.3. Stewardship Code

8.4. RI Engagement Policy

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

APPENDIX

1.	DEFINITIONS

Corporate Governance Guidelines (“Guidelines”)	The Firm’s publicly disclosed corporate governance guidelines: Corporate Governance Guidelines_0622.pdf

Global Proxy Voting Framework (the “Framework”)	The global proxy voting framework outlined in section 5 of this document

Governance Committees	The IMC- Investment Management Committee (EMEA), IOC- Investment Oversight Committee (NA), EIC – European Investment Committee(EMEA)

Investment Operations Teams	Any business unit outside of the RI Team that has direct or indirect links to proxy voting requirements e.g., fund accounting teams

Manual Vote Recommendations	A proxy vote instruction that is against management, as recommended to PMs, Analysts and PWG members, by the RI Team as appropriate

Proxy Administrator	The proxy voting service provider appointed to provide proxy voting administrator services to the Firm

Proxy Voting Rules	The specific voting rule developed by the RI Team, derived from the Corporate Governance Guidelines, and coded into the Proxy Administrator’s system for execution purposes.

Proxy Working Group (PWG)	The group of individuals from the Firm, including Regional Representatives whose responsibilities are set out in the PWG Mandate

Regional Representative	Individual(s) authorized by all Operating Regions to act as the legal entities’ representative on the PWG.

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

CONFLICTS OF INTEREST ADDENDUM

PROXY VOTING

JANUARY 2023

INTRODUCTION

At Columbia Threadneedle Investments, we seek to act in the best interests of our clients in our investment management business. We recognise conflicts of interest may arise in our investment activities and any services we provide. We seek to identify, and then prevent and/or manage conflicts to serve our clients’ best interests.

This is an addendum to our Responsible Investment Proxy Voting Policy, outlining our approach to and implementation of proxy voting. It outlines how we deal with certain potential conflicts between our interests and those of our clients, or between the interests of two or more clients, and across all asset classes between teams who are involved in proxy voting (being our Active Ownership (AO) team, who implement our proxy voting process and the execution of votes, and other teams within Columbia Threadneedle Investment (Research, Portfolio Management) who are also involved in this activity.

This addendum does not represent a complete list of all potential conflicts relevant to our proxy voting activity; rather it sits alongside our wider conflicts of interest policies referenced below under which all potential and actual conflicts of interest identified are monitored, managed and/or mitigated across the organisation. From time to time, we may need to adjust our approach to dealing with conflicts from that outlined below to deal with the issues raised by a particular set of circumstances.

VOTING THE MEETING OF AN ISSUER WHO IS ALSO A CLIENT

We could vote at the shareholder meeting, whether it be in person or electronically, of an investee issuer where the issuer (or a related party such as a sponsored pension scheme) is also a client. Potential conflicts of interest arise if the voting direction, pursuant to our Corporate Governance Guidelines, is contrary to the recommendations put forward by the issuer.

We treat all our clients equally in our proxy voting activities. We do not alter our position due to a business relationship that an issuer may have with us or any other part of the wider Ameriprise Financial, Inc. group although we may collaborate with other business areas within Columbia Threadneedle Investments or the wider Ameriprise Financial, Inc. as part of the effective management of any potential conflict arising because of such a business relationship. Unless an institutional client instructs us otherwise, we apply our Corporate Governance Guidelines4 to all client portfolios in a manner that considers our clients’ respective investment objectives and best interests (including best long-term economic interest).

Columbia Threadneedle Investment’s Responsible Investment (RI) Corporate Governance and Proxy Voting frameworks are developed and executed by the Active Ownership (AO) team with input from internal Fundamental Research Analysts and portfolio managers, who maintain the ability to request overrides over the standard votes cast in relation to their fund holdings through our Proxy Voting

[4]	Including: applicable RI investment policies, Engagement Policy, Proxy Voting Policy, Working Group. Our Corporate Governance Guidelines are available on our website and provide further detail on our stance around corporate governance best practice. They are further supplemented by our Proxy Voting Policy, which provides additional detail on the operation of the Proxy Voting framework.

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

PROXY VOTING OF AN ISSUER INVOLVING AN OFFICER, DIRECTOR OR EMPLOYEE OF AMERIPRISE FINANCIAL, INC OR ANY OF ITS SUBSIDIARIES (“OFFICER, DIRECTOR, OR EMPLOYEE”)

We could maintain a proxy voting position in an issuer where an Officer, Director or Employee serves on the board of that issuer. Potential conflicts of interest arise if the voting direction, pursuant to our Corporate Governance Guidelines, is contrary to the recommendations put forward by the issuer, or the issuer’s interests differ from those of Columbia Threadneedle Investment.

We manage this conflict by ensuring that all such votes are always instructed automatically utilising the recommendations of the proxy voting service provider rather than being voted in line with our own Corporate Governance Guidelines.

Additionally, we apply this and other Columbia Threadneedle Investment policies specifically relating to Officers, Directors, or Employees with relationships with investee companies. For example, Columbia Threadneedle Investment’s Global Policy – Outside Activities and Family Relationships requires our employees to declare and disclose their outside business interests. In cases where there is a significant conflict, we may determine that it is inappropriate for such employees, who may also determine the same given their own personal position, to direct proxy voting with certain investee companies.

PROXY VOTING TO FAVOUR ONE CLIENT OVER ANOTHER:

Potential conflicts of interest could arise where we vote at an issuer on a matter with a potential outcome that favours one client over another; for example, because they are larger in terms of their AuM that we manage or service as part of reo®.

We manage this conflict by treating all clients equally in our Active Ownership activities. In particular:

■	Unless an institutional client instructs us otherwise, we apply our Corporate Governance Guidelines to all client portfolios in a manner that considers our clients’ respective investment objectives and best interests. This could result in our acting on a matter in the same or a different way for various clients.

■	Clients also can provide us with written instruction on how to vote specific meetings.

PROXY VOTING TO FAVOUR ONE ACTIVE OWNERSHIP ANALYST OR PORTFOLIO MANAGER OR FUNDAMENTAL RESEARCH ANALYST OVER ANOTHER:

Potential conflicts of interest could arise within or between teams of AO analysts, portfolio managers or Fundamental Research analysts, where there is a lack of consensus on how to vote specific proposals at a shareholder meeting.

We manage this potential conflict through our Proxy Voting framework, whereby conflicts may be escalated to the Proxy Working Group, for resolution and, if necessary, ultimately to the relevant regional internal investment committee. More detail on this is provided in

COLUMBIA THREADNEEDLE INVESTMENTS, Responsible Investment – Active Ownership

Proxy Voting Policy – January 2023

the Proxy Voting Policy. The AO Team also notifies all portfolio managers, fundamental research analysts of upcoming meetings that require a vote, in accordance with our prioritisation process, whereby concerns over specific vote directions can be raised to the AO team for further analysis.

Regular exchanges between Fundamental Research analysts, Portfolio Managers and the AO team take place to understand and align on respective proxy voting efforts.

The internal consultation process allows divergent views to be considered but does not occur at the expense of the best interest of our clients. We seek to treat all clients equally in our proxy voting activities.

OTHER CONFLICT MANAGEMENT TOOLS IN ACTIVE OWNERSHIP – PROXY VOTING:

■	Our AO Team: We have a team of ESG experts who work alongside, but independently from, the fundamental research and portfolio management teams. The AO team leads the development of our Corporate Governance Guidelines with input from portfolio managers and research analysts and undertakes proxy voting activities as well as research and analysis.

■	Oversight: The relevant internal regional investment committees oversee this policy to ensure Columbia Threadneedle Investments effectively addresses conflicts of interests connected with proxy voting. Our Compliance department may also periodically review our compliance with this policy.

■	Our Compliance and Data Protection Systems: We have strict firewalls to keep client holdings data confidential and always protected, separating holdings of clients with managed portfolios from those of clients who subscribe only to our reo® services.

■	Transparency and Disclosure: We seek to uphold high standards in transparency and disclosure to enable clients and broader stakeholders to review our effectiveness in managing conflicts. Our regular reporting to clients includes both our public vote record and our annual Stewardship Code report on Columbia Threadneedle Investment’s Active Ownership activities with issuers and public policy makers.

■	Conflicts of Interest Policy: Columbia Threadneedle Investments maintains wider conflicts of interest policies under which all potential and actual conflicts of interest identified are monitored, managed and/or mitigated.